Exhibit 4.12

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of March 22, 2018, by and between Itamar Medical Ltd., a company incorporated under the laws of the State of Israel (the “Company”), and the person or entity indicated in the signature page hereto (the “Purchaser”). Purchaser and Company shall hereinafter be referred to as the "Parties".

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Offered Securities (as defined below); and

WHEREAS, prior to the date hereof, Purchaser has executed a waiver letter in favor of the Company with respect to the amounts otherwise due to Purchaser in connection with the Company's Convertible Debentures (Series 12) (the "Waiver Letter"), as shown on Schedule A hereto under "Outstanding Amount";

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.	The Transaction.

1.1.	Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below), the Purchaser shall purchase from the Company, and the Company shall issue and sell to the Purchaser, the number of ordinary shares of the Company, par value NIS 0.01 per share (the "Ordinary Shares"), listed in Schedule A hereto (the "Offered Securities") in consideration for a price per Ordinary Share that is equal to the PPS (as defined below), or, for all of the Offered Securities in the aggregate, the aggregate consideration set forth in Schedule A hereto (the "Consideration" and the "Transaction", respectively). Promptly upon issuance of the Offered Securities, the Company shall take all action to register the Offered Securities for trading on the TASE (as defined below). All expenses incurred in connection with such registration will be borne by the Company. In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Ordinary Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to numbers of shares and all related calculations shall be equitably adjusted to the extent necessary to provide to the Parties the same economic effect as contemplated by this Agreement.

1.2.	Promptly following the date hereof, and in any event within five (5) Business Days (as defined below) following the date hereof, the Company shall (i) deposit an amount equal to the Consideration with I.B.I. Trust Management, as escrow agent (or such other escrow agent as approved in writing by the Parties, the "Escrow Agent"), to hold such funds in accordance with the terms of an escrow agreement, substantially in the form of Exhibit A hereto, to be entered into by and among the Escrow Agent, Purchaser and the Company (the "Escrow Agreement") and (ii) transfer to Purchaser the balance between the Outstanding Amount and the Consideration (as indicated on Schedule A hereto), by way of wire transfer to Purchaser's bank account designated in writing by Purchaser.

1.3	“Business Day” means any day on which commercial banks in Israel are open for business.

1.4	"PPS" shell mean a seven percent (7%) discount on the average closing prices of the Ordinary Shares on the TASE during the fifteen (15) consecutive trading days immediately preceding March 16, 2018 (i.e., excluding March 16, 2018).

1.5	"TASE" means the Tel Aviv Stock Exchange.

2.	Closing Conditions Etc.

2.1.	Closing Conditions of Each Party. The obligations of each party to consummate the Transaction, including the issuance of the Offered Securities by the Company and the transfer of the Consideration to the Company, is subject to the satisfaction of all of the following conditions precedent (the "Mutual Closing Conditions"):

2.1.1.	The approval of the Transaction by the Company's shareholders as required by Section 270(4) of the Israeli Companies Law, 1999 (the "ICL") has been obtained (the "Shareholders Approval").

2.1.2.	The approval of the TASE for the registration of all the Offered Securities has been obtained (the "TASE Approval" and, together with the Shareholders Approval, the "Required Approvals").

2.1.3.	No governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgement, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the consummation of the Transaction illegal or otherwise prohibiting, restraining, enjoining or preventing consummation thereof.

2.2.	Company Closing Conditions. The obligations of the Company to consummate the Transaction is subject to the satisfaction (or waiver in writing by the Company) of all of the following conditions precedent (the "Company Closing Conditions"):

2.2.1.	The representations and warranties of Purchaser set forth herein shall be true and correct in all respects as of the date hereof and in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date).

2.2.2.	Purchaser shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

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2.3.	Purchaser Closing Conditions. The obligations of the Purchaser to consummate the Transaction is subject to the satisfaction (or waiver in writing by the Purchaser) of all of the following conditions precedent (the "Purchaser Closing Conditions" and together with the Mutual Closing Conditions and the Company Closing Conditions, the "Closing Conditions"):

2.3.1.	The representations and warranties of the Company set forth herein shall be true and correct in all respects as of the date hereof and in all material respects (except for those representations and warranties that are qualified by materiality and except for those representations and warranties in Sections 4.1, 4.2 and 4.3, all of which shall be true and correct in all respects) as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date).

2.3.2.	The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

2.3.3.	All of the documents to be delivered by the Company pursuant to Section 3 below shall be in a form as attached to this Agreement, or, if not attached, in a form and substance reasonably satisfactory to the Purchaser and shall be delivered to the Purchaser at or prior to the Closing.

2.3.4.	From the date hereof until the Closing there will have been no material adverse change in the financial condition, business, liabilities, assets, properties or operating results of the Company and its subsidiaries, taken as a whole.

2.3.5.	The Other PIPE Investors (as defined below) shall have entered into binding agreements for investment in the Ordinary Shares for aggregate gross proceeds to the Company, including the investment by the Purchaser contemplated hereunder, of no less than $5,000,000 and the closing of such transactions shall have occurred prior to, or simultaneously with, the Closing.

2.4.	In the event that all of the Closing Conditions are not satisfied (or waived by the applicable party), in whole or in part, on or before May 31, 2018 at 5:00 p.m. (IL Time) (the "Expiration Date"), this Agreement shall be terminated and all the obligations of the Parties under this Agreement shall terminate; provided, however, that:

(i)	in such event, unless otherwise agreed in writing by the Purchaser and the Company, the Escrow Agent shall promptly, and in any event within five (5) Business Days following the termination, transfer the Consideration to the Purchaser; and

(ii)	neither the Company nor Purchaser shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement.

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3.	Closing.

3.1.	Closing Date. The closing of the sale and purchase of the Offered Securities (the "Closing") shall take place at 10:00 a.m., local time (Israel) electronically via the exchange of documents and signatures, within no later than the second (2nd) Business Day immediately following the satisfaction (or wavier, by the Party entitled to provide such waiver) of all the Closing Conditions (other than those respective conditions that by their nature are to be satisfied only at the Closing), or such other date and time as the Company and the Purchaser agree in writing (the date on which the Closing actually takes place, the "Closing Date").

3.2.	Closing Deliverables. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.2.1.	The Purchaser and the Company shall execute and deliver to the Escrow Agent, and the Escrow Agent shall have confirmed receipt in writing (via email or otherwise), an irrevocable joint instruction letter to the Escrow Agent to transfer the Escrow Moneys (as defined in the Escrow Agreement) to the bank account designated by the Company.

3.2.2.	The Company will issue and allocate the Offered Securities in the name of the nominee (registration) company (on behalf of the Purchaser).

3.2.3	The Company shall deliver to Purchaser a certificate dated as of the Closing Date, duly signed on behalf of the Company by the Chief Executive Officer of the Company, certifying that (i) the Audit Committee, the Board of Directors and the Shareholders of the Company have approved the Transaction (and attaching a copy of the resolutions) and (ii) the Purchaser Closing Conditions (other than those waived in writing by the Purchaser, if any) and the Mutual Closing Conditions have been satisfied.

3.2.4	The Company shall deliver to Purchaser a copy of the share certificate registered in the name of the nominee (registration) company representing the Offered Securities (the “Share Certificate”) and a certified copy of the updated shareholder register evidencing such issuance.

3.2.5	The Company shall deliver to Purchaser a copy of the TASE Approval.

3.2.6	The Company shall deliver to Purchaser (i) a copy of a letter of issuance to the nominee (registration) company informing it of the issuance of the Offered Securities and irrevocably instructing it to accredit the Purchaser’s securities account by such number of Offered Securities (the “Instruction Letter”); and (ii) a copy of the Company’s immediate report to be filed with respect to the issuance of the Offered Securities (the “Immediate Report”).

3.3.	Within one (1) Business Day after Closing, the Company shall file the Immediate Report with the ISA and shall provide the Purchaser with evidence of delivery to the nominee (registration) company of the Instruction Letter, the original executed Share Certificate and any other documents necessary for listing the Offered Securities with TASE.

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4.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, that:

4.1.	The Company is a public company duly incorporated and validly existing under the laws of the State of Israel, the shares of which are listed for trading on the TASE, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its corporate organizational documents. As of the date hereof, the authorized (registered) share capital of the Company is NIS 750,000,000 divided into 750,000,000 Ordinary Shares, of which 264,699,201 Ordinary Shares are issued and outstanding. All of such outstanding shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, the Company has reserved 78,105,294 Ordinary Shares upon exercise of options previously approved or awarded by the Company, or the Company’s outstanding warrants or other convertible securities. As of the date hereof, the Offered Securities constitute 0.9% of the outstanding share capital and voting rights in the Company (and 0.7% of the outstanding share capital and voting rights in the Company on a fully diluted basis), assuming the issuance of the Offered Securities as of the date hereof. Except as disclosed in the TASE Documents (as defined below), (i) none of the shares of the Company are held in the treasury of the Company, and there are no options, warrants or other rights to acquire, sell or issue any shares of the Company, including any rights of conversion or exchange under any outstanding securities; and (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire or issue to any person any shares or other interests therein or to pay any dividend or make any distribution in respect thereof or to issue any options, warrants or other rights to acquire, sell or issue any shares or other securities of the Company. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Offered Securities. The Company has the requisite corporate power and authority to execute and deliver this Agreement and any other documents executed (or to be executed) by it hereunder and, subject to obtaining the Required Approvals, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and any other documents executed (or to be executed) by it hereunder and, subject to obtaining the Shareholders Approval, the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company in connection herewith other than in connection with the Required Approvals. Except for the Required Approvals, no consents, approvals, authorizations or permits are required in connection with the execution or consummation by the Company of the transactions contemplated by this Agreement, other than those that have been obtained prior to the date hereof. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies (clause (i) and (ii) collectively, "Equitable Laws").

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4.2.	Neither the execution and delivery of this Agreement and any other documents executed (or to be executed) hereunder, nor the performance thereof, by the Company shall: (a) require the consent or agreement of any competent court or other governmental authority or (b) conflict with, result in the breach or violation of, or constitute a default under (i) any applicable law, rule or regulation of any governmental authority applicable to the Company; (ii) any material contract, agreement, instrument, or undertaking of any nature to which it is a party or by which it is bound; or (iii) any of the Company’s organizational documents.

4.3.	The Offered Securities have been duly authorized and, when issued for the Consideration in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, issued in compliance with all applicable securities laws, and free and clear of all preemptive rights or Liens, other than restrictions on transfer under applicable laws. “Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, restriction on transfer or right of any third party or other adverse claim of any kind in respect of such property or asset.

4.4.	Since January 1, 2015, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the ISA (as defined below) pursuant to the applicable reporting requirements (all of the foregoing filed prior to the date hereof (including those that the Company may file subsequent to the date hereof) and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “TASE Documents”). As of their respective dates, the TASE Documents complied in all material respects with all applicable requirements under the ISL (as defined below) and none of the TASE Documents, at the time they were filed with the ISA, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such TASE Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of the Company included in the TASE Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the ISA with respect thereto. Such financial statements have been prepared in accordance with IFRS, consistently applied, during the periods involved and fairly present in all material respects, in accordance with IFRS, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the TASE Documents, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, and (ii) obligations under contracts and commitments not required under IFRS to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company.

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4.5.	There is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Offered Securities or (ii) except as set forth in the TASE Documents, would reasonably be expected to, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect on the Company or the results of its operations. Except as set forth in the TASE Documents, neither the Company nor any subsidiary, nor, to the knowledge of the Company, any director or officer thereof (in their capacities as such), is or has been in the past five years the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Except as set forth in the TASE Documents, there has not been in the past five years, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the TASE or the Israeli Securities Authority ("ISA") involving the Company or any current or former director or officer of the Company.

4.6.	The Company has no knowledge of any facts or circumstances which are reasonably expected to lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing. The TASE Documents set forth all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $150,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others (excluding consolidated subsidiaries of the Company), whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection, for performance or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $150,000 due under leases required to be capitalized in accordance with IFRS. Neither the Company nor any subsidiary received notice of a claim that it is in default with respect to any outstanding Indebtedness.

4.7.	The Company acknowledges and agrees that the Purchaser does not make nor has made any representations or warranties in connection with the transactions contemplated hereby, other than those specifically set forth in Section 5.

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5.	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing, that:

5.1.	If Purchaser is an entity, it is duly incorporated and validly existing under the laws of its jurisdiction. Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and no further action is required by the Purchaser in connection herewith.

5.2.	This Agreement has been duly executed by the Purchaser and, when delivered in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser enforceable against it in accordance with its terms except as limited by Equitable Laws.

5.3.	[Reserved].

5.4.	It is aware of and understands (i) the provisions of the Israeli Securities Law, 1968 (including the rules and regulations promulgated thereunder, the "ISL") relating to the prohibition of using "inside information", and undertakes to comply with these provisions, (ii) that the Offered Securities that will be issued to the Purchaser will be subject to the resale limitations provided under section 15C of the ISL, including the Securities Regulations (Details with respect to Sections 15A to 15C of the Law), 2000, and (iii) that the Company is entering into similar agreements with other investors (or may do so in the near future) (the "Other PIPE Investors").

5.5.	It acknowledges and agrees that the Company does not make nor has made any representations or warranties with respect to the Company or the Offered Securities in connection with the transactions contemplated hereby, other than those specifically set forth in Sections 4 and 8 hereof or in any certificate delivered by the Company to the Purchaser hereunder.

6.	Covenants.

6.1.	The Company undertakes to use its best efforts to publish and file with the ISA, as soon as practicable following the date hereof, a private placement report as required by the ISL.

6.2.	The Company undertakes to use its best efforts to convene, as soon as practicable following the date hereof, a shareholder meeting in order to obtain the Shareholders Approval (it being understood that such meeting may include other agenda items the Company deems appropriate).

6.3.	The Company undertakes to (a) file with the TASE, as soon as practicable following the date hereof and in any event within 14 days from the date hereof, an application for the TASE Approval and (b) pay the TASE all fees required with respect to the registration of the Offered Securities for trading.

6.4.	The Company shall make all other necessary filings and take all other necessary actions, in each case, in a timely manner and as required by the ISL or the TASE to consummate the transactions contemplated by this Agreement.

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6.5.	The Company shall provide the Purchaser drafts of the documentation set forth in Sections 6.1 and 6.4 for Purchaser’s review and comments, but nothing herein shall require the Company to accept any comments thereon from Purchaser unless not accepting such comments would be reasonably expected to result in the Company’s non-compliance with applicable law.

6.6.	The Company undertakes that from the date of this Agreement and until the earlier of the Closing Date and the valid termination of this Agreement, it shall not, without the Purchaser's prior written consent, (a) pay any dividend or make any distribution in respect of the issued and outstanding shares of the Company or (b) other than as contemplated by this Agreement and the agreements with the Other PIPE Investors, issue any options, warrants or other rights to acquire, sell or issue any shares or other securities of the Company (except for (i) issuance of shares upon exercise of any options outstanding on the date of this Agreement and (ii) the grant of stock options in the ordinary course of business to employees who are not office holders).

7.	Notices. Any notice pursuant to this Agreement by the Company or by the Purchaser shall be in writing and shall be deemed to have been duly given (i) if given by facsimile transmission or electronic mail on the Business Day immediately following the day on which such transmission is sent and electronically confirmed, (ii) if given by air courier, two Business Days following the date it was sent, or (iii) if mailed by registered mail, return receipt requested, five Business Days following the date it was mailed, to the following addresses:

If to the Purchaser:	If to the Company:
To the address in Schedule A hereto	9 Halamish Street Caesarea, Israel
Attn: Chief Financial Officer
Tel: 972-4-6177000
Fax: 972-4-6275598
Email: BShy@Itamar-Medical.com

8.	Additional Rights. The Company shall deliver copies of the Other Agreements (as defined below) to Purchaser as soon as practicable after they have been signed. Notwithstanding anything to the contrary herein, to the extent that any of the agreements, contracts or understandings between the Company and the Other PIPE Investors (including, for the avoidance of doubt, those Other PIPE Investors referred to Section 2.3.5) (the "Other Agreements") contain rights or benefits (including, without limitation, in respect of the application of fees, expenses or taxes, price per share, offered securities, access to information, press releases, notification of certain events, and/or additional representations, warranties and covenants but excluding the size of investment) to such investors in relation to the Company that are more favourable to such investor(s) in any respect (other than de-minimis) than those granted to the Purchaser hereunder (“Additional Rights”), the Purchaser shall have the right to elect to receive any of such Additional Rights. If (i) such Additional Rights exist and (ii) Purchaser so elects, it shall provide written notice thereof to the Company, and upon such written notice this Agreement shall, automatically and without any additional action required by either party, be deemed modified to include such Additional Rights as elected by Purchaser, effective as of the date of this Agreement. Company hereby represents and warrants that as of the date hereof, there are no such agreements, contracts or understandings containing Additional Rights. At the Closing, the Company shall provide the Purchaser with a written certificate, signed by an officer of the Company, certifying that the Company is and has been in full compliance with this Section 8.

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9.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel Aviv, Israel in any action relating to this Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof, including the Waiver Letter. All representations, warranties and covenants, wherever in this Agreement contained, shall survive the date hereof and the Closing, until the first year anniversary of the Closing Date (other than the representations and warranties in Sections 4.1, 4.2 and 4.3, which shall survive until the third anniversary of the Closing Date). If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms and interpreted so as to give effect, to the fullest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision. This Agreement may be amended, and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance), only by the prior written consent of all of the Parties. The Company shall, at the Closing, reimburse the fees and expenses of counsel for the Purchaser, in an amount not to exceed, in the aggregate, US$5,000 plus value added tax, if applicable. The Company shall bear and be responsible to pay in cash to the relevant tax authorities all taxes, if any, in connection with or as a result of the transactions contemplated under this Agreement. This Agreement may be executed in several counterparts (including via fax or scanned .PDF), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

company:	Purchaser:

ITAMAR MEDICAL ltd.

By:	By:
Name:		Name:
Title:		Title:

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SCHEDULE A

Outstanding Amount (Principal and Interest excluding withholding tax on interest, as applicable, under Waiver Letter):
Consideration:
Number of Offered Securities:

Balance (to be repaid to Purchaser pursuant to Section 1.2):

Purchaser's Address for Notices:

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EXHIBIT A

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2018, by and among ITAMAR MEDICAL LTD., an Israeli company (“Company”), the person or entity indicated in the signature page hereto (“Purchaser”), and I.B.I Trust Management as Escrow Agent (the “Escrow Agent”); (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein, unless otherwise defined, shall have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS:

a.           Pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated of even date herewith, among the Purchaser and the Company, the Purchaser will invest in the Company an amount equal to the Consideration (which, for purposes of this Agreement, will be defined as the “Escrow Amount”), subject to the terms and conditions set forth in the Purchase Agreement; and

b.           The Escrow Agent is not a party to the Purchase Agreement, but has agreed to provide certain services to the other Parties as set out in this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.           INTERPRETATION

1.1         Definitions: In this Agreement, the following definitions shall have the following meanings:

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in Israel.

“Escrow Account” means the account listed in Schedule 1.

“Escrow Moneys” means all moneys deposited in the Escrow Account pursuant to Section 3, together with all property from time to time representing the same, together with any accrued interest thereon.

“Liability” means any loss, damage, cost, charge, claim, expense, penalty, judgement, action, proceeding or other liability whatsoever (including, without limitation, in respect of taxes, duties, levies, imposts and other charges) and including any value added tax or similar tax charged or chargeable in respect thereof and reasonable legal fees and expenses on a full indemnity basis.

1.2         In this Agreement, unless the context otherwise requires: (a) references to a Party include references to the successors or permitted assigns (immediate or otherwise) of that Party; (b) references to “person” shall include any firm or body of persons whether corporate or not and any person deriving title therefrom and any of their respective successors or assigns; (c) words importing the singular number alone shall include the plural number and vice versa; (d) words denoting one gender only shall include the other gender; and (e) Sections, sub-Sections and Schedules shall, unless the context otherwise requires, be construed as references to Sections and sub-Sections of and Schedules to this Agreement. References to costs, charges, remuneration or expenses include any value added, turnover or similar tax charged in respect thereof. Headings shall be ignored in construing this Agreement. References in this Agreement to "this Agreement" are to this Agreement and the Schedules hereto or those documents as amended, modified, supplemented or replaced from time to time, and include any document that amends, modifies, supplements or replaces them. The Schedules are part of this Agreement and shall have effect accordingly, and terms defined therein and not in the main body of this Agreement shall have the meanings given to them in such Schedules.

2.           APPOINTMENT OF THE ESCROW AGENT. Each of the Parties hereby appoints the Escrow Agent as escrow agent for the purposes set out in this Agreement, and the Escrow Agent hereby accepts such appointment on the terms set out in this Agreement.

3.           DEPOSIT AND RELEASE OF ESCROW AMOUNT

3.1         Promptly following the date hereof, and in any event within five (5) Business Days following the date hereof, the Company shall cause the Escrow Amount to be deposited with the Escrow Agent. Escrow Agent shall hold the Escrow Moneys deposited in the Escrow Account to the order of the Purchaser and the Company. The Escrow Agent shall apply such moneys as it may from time to time be directed in writing as further provided for in this Section 3 and in Section 4 below.

3.2         The Escrow Agent shall release the Escrow Monies as follows:

(a)	Promptly following, and in any event within three (3) Business Days following receipt of a joint instruction letter signed by the Purchaser and the Company, Escrow Agent shall release the Escrow Monies in accordance with the wire instructions in such joint instruction letter.

(b)	At the Closing, the Company and Purchaser shall provide written notice to the Escrow Agent that all of the closing conditions set forth in the Purchase Agreement have been satisfied or waived by the appropriate party, and upon such written notice the Escrow Agent shall promptly, and in any event within three (3) Business Days following receipt of such notice, disburse all the funds from the Escrow Account to the Company in accordance with the wire instructions in Schedule 2 hereto.

(c)	If the Escrow Monies have not been released before the Expiration Date (as defined in the Purchase Agreement), each of the Company and Purchaser shall be entitled to provide written instructions to the Escrow Agent that the closing conditions set forth in the Purchase Agreement have not been satisfied or waived by the appropriate party and to release the Escrow Moneys to the Purchaser, and the Escrow Agent shall promptly, and in any event within five (5) Business Days following receipt of such notice from either the Company or Purchaser, disburse all the funds from the Escrow Account to the Purchaser in accordance with the wire instructions in Schedule 2 hereto.

4.           TREATMENT OF ESCROW MONEYS. Escrow Moneys shall be held by the Escrow Agent in the Escrow Account and shall be kept separate from, and shall not be co-mingled with, any other moneys. No portion of the Escrow Moneys or any beneficial interest therein may be pledged, sold, assigned, or transferred, including by operation of law, by the Escrow Agent, the Company or Purchaser, nor may it be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Escrow Agent, the Company or Purchaser before the release of the Escrow Moneys by the Escrow Agent to the Company or Purchaser pursuant to this Agreement. Escrow Agent shall not release any of the Escrow Moneys, except as provided in this Agreement. During the term of this Escrow Agreement, the funds will be held in a transaction account in IBI Investment House. The Escrow Moneys and any investment income thereon will be invested in a NIS interest bearing weekly deposit, or as shall be instructed otherwise in writing, from time to time, by both the Company and Purchaser. The payment of the interest to the Purchaser or the Company shall be made together with the final distribution of the funds by the Escrow Agent.

5.           REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants to the Escrow Agent that (i) it has the power and authority to sign and to perform its obligations under this Agreement, and (ii) this Agreement is duly authorized and signed and is its legal, valid and binding obligation. Escrow Agent hereby represents and warrants to the Parties that (i) it has the power and authority to sign and to perform its obligations under this Agreement, and (ii) this Agreement is duly authorized and signed and is its legal, valid and binding obligation.

6.           LIABILITY OF ESCROW AGENT

6.1         Escrow Agent shall not be liable or responsible for any Liabilities which may result from anything done or omitted to be done by it in accordance with the provisions of this Agreement and shall bear no obligation or responsibility to any person in respect of the operation of the Escrow Account or its application of the Escrow Moneys unless such Liability arises as a result of negligence or fraud or willful misconduct on the part of Escrow Agent, or as a result of a breach by the Escrow Agent of this Agreement. In particular, but without limiting the generality of the foregoing, the Escrow Agent shall not be liable to the other Parties for any failure to maximize the amount of interest or other amounts earned on all or part of the Escrow Moneys. Under no circumstances shall Escrow Agent be liable for any consequential or special loss, or indirect, consequential or punitive damages, however caused or arising (including loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss or damage.

6.2         The duties of the Escrow Agent are purely administrative in nature. No implied duties or obligations shall be imposed on the Escrow Agent by virtue of its entering into this Agreement or its agreeing to provide the services hereunder. The Escrow Agent shall not be obliged to perform any additional duties unless it shall have previously agreed to perform such duties. The Escrow Agent shall not be under any obligation to take any action under this Agreement that it expects will result in any expense to, or Liability for, it, the payment of which is not, in its opinion, assured to it within a reasonable time.

6.3         The Company shall indemnify and hold harmless the Escrow Agent for an amount equal to any and all Liabilities or obligations of any kind whatsoever (and any interest thereon) (including, but not limited to, all properly incurred and reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that may be imposed on or incurred by the Escrow Agent in connection with any action, claim or proceeding of any kind brought or threatened to be brought against it as a result of its acting hereunder or as a result of any action taken or omitted to be taken by it before the date of this Agreement in preparation for acting hereunder; provided that the Company shall not have any obligation to indemnify the Escrow Agent or any of its officers and employees or any other person for any claims arising in consequence of the negligence, fraud or willful and material default on the part of the Escrow Agent.

6.4         The Escrow Agent shall not be responsible or liable for any Liability incurred in relation to the Escrow Moneys arising from any transaction made by it in good faith, or from any failure to diversify investment, or arising by reason of any other matter or thing except for any such loss or damage incurred in consequence of negligence, fraud or willful misconduct on the part of the Escrow Agent, or as a result of a breach by the Escrow Agent of this Agreement.

6.5         The Escrow Agent shall be entitled to rely on, and shall not be liable for acting upon, and shall be entitled to treat as genuine and as the document it purports to be, any instruction, letter, notice or other document furnished to it by the Purchaser or the Company, or any lawyer or other expert in whatever format and by whatever means, including electronic, and believed by the Escrow Agent, in its absolute discretion, to be genuine and to have been signed and presented by the proper person or persons.

6.6         For the avoidance of doubt: (a) the Escrow Moneys are held to the order of the Company and the Purchaser; (b) the Escrow Agent shall act on the instruction of the Company and the Purchaser, as set forth in this Agreement and the Purchase Agreement; (c) the Escrow Agent shall not act on the instructions of any other person in relation to the Escrow Account or the application of any moneys standing to the credit thereto, other than as set forth in this Agreement; (d) the Parties agree and acknowledge that the Escrow Agent is not a party to the Purchase Agreement and has been provided a copy of the Purchase Agreement for reference only. Accordingly, any references in this Agreement to the Purchase Agreement shall bind the Company and the Purchaser only, and the Escrow Agent shall not be required to investigate the occurrence of any event, or the satisfaction of any condition, under the Purchase Agreement in order to discharge its obligations under this Agreement; and (e) the Escrow Agent shall not owe any duties or responsibilities to any party who is not a party to this Agreement, and the Escrow Agent shall not be obliged to ensure that any such parties receive any distributions of the Escrow Moneys pursuant to this Agreement, the Purchase Agreement or any other document.

6.7         If the Escrow Agent is uncertain as to what action it should take in any circumstances, it shall be entitled to seek and rely upon, and shall be protected in acting in good faith upon, the advice or opinion of, or any information (whether addressed to the Escrow Agent or not) obtained, in the form of a written opinion setting out the basis for the Escrow Agent’s actions (which will be made available to the other Parties upon demand of any of them) from any reputable lawyer or other expert and shall not be responsible or liable for any Liability occasioned by so acting (or for any delay or inaction pending the obtaining of such advice or opinion in good faith).

6.8         The indemnities contained in this Section 6 shall survive the termination of this Agreement.

7.           FEES AND EXPENSES

7.1         The Company shall be liable for and shall pay to the Escrow Agent remuneration for its services as Escrow Agent pursuant to this Agreement. In consideration for the Escrow Agent's services, the Company shall pay the Escrow Agent the fees (the “Fees”) and charges set forth in Exhibit A.

7.2         All payments by the Company under this Section 7 shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Company shall pay such additional amounts as will result in receipt by the Escrow Agent of such amounts as would have been received by it if no such withholding had been required.

8.           RESIGNATION & TERMINATION

8.1         Each of the Parties agrees that the Escrow Agent shall have the right to resign its appointment hereunder upon 90 days' notice delivered to each of the Purchaser and the Company. The Escrow Agent may be removed and replaced following the giving of at least 30 days’ prior written notice to the Escrow Agent jointly by the Company and Purchaser. In the case of such resignation or termination, the Escrow Agent shall transfer any Escrow Moneys standing to the credit of the Escrow Account at that time to such persons as the Purchaser and Company may direct in writing subject to any costs, fees, charges, expenses or indemnity amounts owed to the Escrow Agent.

8.2         This Agreement shall terminate automatically upon the earlier of (i) immediately following the release of all Escrow Monies held by the Escrow Agent, subject to any costs, fees, charges, expenses or indemnity amounts owed to the Escrow Agent, and (ii) six (6) months following the date hereof. Section 9 shall survive any termination of this Agreement.

9.           MISCELLANEOUS. This Agreement together with the Purchase Agreement and all ancillary documents thereto represents the whole agreement between the Parties in relation to its subject matter and supersedes all prior representations, promises, agreements and understandings. Solely as between the Company and Purchaser, in the event that any claim of inconsistency between this Agreement and the Purchase Agreement arises, as each such agreement may from time to time be amended, the Purchase Agreement shall control. No modification to or variation of this Agreement (or any document entered into pursuant to this Agreement) or waiver of any of the terms thereof shall be valid unless it is in writing and signed by or on behalf of each of the Parties. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms and interpreted so as to give effect, to the fullest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Israel without regard to its conflict of laws provisions. Any disagreement or dispute between the Parties arising under, in connection with or in relation to this Agreement shall be resolved exclusively and finally by the competent courts of Tel Aviv-Jaffa. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail or facsimile (with automated confirmation of receipt) to the Parties: (A) Any notice (i) if delivered personally or sent by facsimile transmission or email, shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; and (B) at the following address (or at such other address for a Party as shall be specified by like notice):

(i)          if to Escrow Agent, to:

Escrow Agent.

I.B.I Trust Management

Eham Ha'am 9, Tel Aviv (Shalom Tower)

Attention: Mr. Tzvika Bernstein.

Telephone No.: +972 506 209 410

Facsimile No.: +972 3 519 0341 (Attn: Tzvika)

E- Mail: Tzvika@102trust.com

(ii)         if to Purchaser, to the address set forth in the signature page hereto.

(iii)        If to the Company, to:

9 Halamish Street Caesarea, Israel
Attn: Chief Financial Officer
Tel: 972-4-6177000
Fax: 972-4-6275598
Email: BShy@Itamar-Medical.com

[Signature Page to Follow]

IN WITNESS WHEREOF, Escrow Agent, Purchaser, and the Company, have caused this Escrow Agreement to be executed and delivered by their respective officers thereunto duly authorized, which may be entered into in any number of counterparts, and by the Parties on different counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument, all as of the date first written above.

IBI Trust Management

By:

Name:

Title:

Itamar Medical Ltd.

By:

Name:

Title:

Purchaser:

By:

Name:

Title:

Address, Including Email: ______________________________

[Signature Page to Escrow Agreement]

Schedule 1

Escrow Account Details

BANK:
BRANCH NUMBER:
BRANCH ADDRESS:
ACCOUNT NAME:
ACCOUNT NUMBER:
SWIFT CODE:
IBAN:

F/B/O

Schedule 2

Wire Instructions

PURCHASER:

Bank Name:

Address:

ABA:

Swift:

Acct #

Acct Name:

COMPANY:

Exhibit A

Fee Schedule –Escrow Agent

A fee, to be paid by the Company within 30 days following the execution of the Escrow Agreement, as follows:

US$2,700 + VAT (it being clarified that such fee is for this Agreement and all other Escrow Agreements entered on or about the date hereof between the Company, the Escrow Agent and the other parties thereto)

Commission upon wire:

USD Transfer Commission:	US$25 per each wire.

NIS Transfer Commission:	NIS 20 per each wire.

Exempt from fixed and variable costs related to the opening and maintenance of the account

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